Exhibit 16





March 1, 2001





Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


RE: Digital Fuel, Inc. (Commission File No. 0-12374)

We have read the statements that we understand Digital Fuel, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with the third sentence of the first paragraph and with the first sentence of the second paragraph. We have no basis to agree or disagree with other statements made under Item 4.

Yours truly,


GELFOND HOCHSTADT PANGBURN, P.C.


cc:  Mr. Michael R. Farley
     Chief Executive Officer
     Digital Fuel, Inc.
     6601 East Grant Road, Suite 101
     Tucson, Arizona 85715
     Fax: 520-290-0538